Exhibit 99.1

                                 [Company Logo]
                                WestPoint Stevens
                                    Bulletin

        WPS TERMINATES RECAPITALIZATION PLAN; DECLARES SPECIAL DIVIDEND;
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              AND HIRES SENIOR VICE PRESIDENT - INVESTOR RELATIONS
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The WestPoint Stevens Board of Directors has voted to terminate the plan of recapitalization originally approved by the Company on March 24, 2000, pursuant to which shareholders were to receive $22 per share for their WestPoint Stevens stock.

The significant increase in the cost of debt financing since March 24, 2000, made the transaction less favorable and less attractive for the Company's proposed new equity investors, leading the principal new equity investor to withdraw its investment commitment. I and the rest of our management team are optimistic about the Company's prospects for substantial sales and earnings growth over the next few years. The Board has also stopped the Company's exploration of strategic alternatives -- which included consideration of a sale, merger or recapitalization -- that WPS announced last November.

To enhance stockholder value, the Board of Directors has declared a special dividend of $2.00 per share in addition to the regular dividend of $0.02 per share. Both dividends will be payable on June 1, 2000, to stockholders of record on May 29, 2000. The Board approved resumption of its open-market share repurchase program, with authorization to purchase up to 3.9 million Company shares.

The Company also is pleased to announce that Lorraine D. Miller, CFA, has joined WestPoint Stevens in the newly created position of Senior Vice President - Investor Relations.

We are delighted that Ms. Miller, an experienced analyst who knows our industry and our Company very well, will be assisting us and our investors in evaluating investment in WestPoint Stevens. We believe that WestPoint Stevens has a bright future, and we want our global stakeholders and our associates alike to have comprehensive, current information on our Company's potential for significantly increased shareholder value.

                                                    Holcombe T. Green Jr.
                                                    Chairman
May 19, 2000                                        and Chief Executive Officer